Exhibit 99.1
CABLEVISION BOARD OF DIRECTORS AUTHORIZES
EXPLORATION OF POSSIBLE RAINBOW SPIN-OFF
Bethpage, N.Y., November 18, 2010 – Cablevision Systems Corporation (NYSE:CVC) today announced that its board of directors has authorized the company’s management to explore a potential leveraged spin-off of its Rainbow Media Holdings LLC business to Cablevision’s stockholders, which would be structured as a tax-free pro rata distribution to stockholders. In addition, the Board has approved filing the necessary documents with the Internal Revenue Service (IRS) to seek a private letter ruling with respect to the transaction’s tax-free status.
Cablevision is confident of the strength of the Rainbow business, which houses an attractive portfolio of programming assets, and believes that the spin-off has the potential to enhance the value of that business and Cablevision, thereby providing each company with greater flexibility to pursue strategic objectives. If the transaction moves forward, it is anticipated that a new, public Rainbow company would include:
•	National programming networks: AMC, WE tv, IFC, Sundance Channel and Wedding Central
•	IFC Entertainment, an independent film business that consists of multiple brands – including IFC Films, IFC Productions and the IFC Center — devoted to bringing the best of specialty films to a large audience
•	Rainbow Network Communications (RNC), a full service network programming origination and distribution company, supplying an array of services to the cable, satellite and broadcast industries
Businesses that are expected to remain a part of Cablevision, should the Rainbow spin-off occur, include the cable and telecommunications business, Newsday, News 12 Networks, MSG Varsity and Clearview Cinemas.
The company would target mid-year 2011 for completion of the proposed spin-off, which is subject to a number of factors, including receipt of a private letter ruling from the IRS and approval by the board of directors. Cablevision notes that there can be no assurance that a transaction will be consummated.
The company is not considering the sale of Rainbow or its cable and telecommunications business.
Cablevision Systems Corporation (NYSE: CVC) is one of the nation’s leading media and entertainment companies. Its assets include its cable television operations, which provide industry-leading services to more than 3 million New York area households, and its award-winning television networks, which deliver some of today’s most watched programming to hundreds of millions of consumers worldwide. A state-of-the-art cable system enables the company to offer a full suite of advanced residential and business communications services that include its iO TV® digital television, Optimum Online® high-speed Internet, Optimum Voice® digital voice, Optimum WiFi® wireless Internet, and its Optimum Lightpath® integrated business communications solutions. Cablevision also serves the New York area with compelling local content through News 12 Networks, a local news leader; MSG Varsity, a suite of television and online services covering high school activities; and, Newsday Media Group, a business unit that includes Newsday, Long Island’s leading daily newspaper. In addition, through Rainbow Media Holdings LLC, Cablevision operates successful programming and entertainment businesses, such as AMC, IFC, Sundance Channel, WE tv and IFC Entertainment. The company also owns and operates Clearview Cinemas, which includes Manhattan’s famed Ziegfeld Theatre, a frequent and historic venue for film premieres and events.
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